Exhibit (e)(3)

Exhibit A

(As of August 11, 2020)

Funds

Innovator ETFs Trust II

●	Innovator S&P High Quality Preferred ETF
●	Innovator Laddered Fund of S&P 500 Power Buffer ETFs (f/k/a Innovator Lunt Low Vol/High Beta Tactical ETF)